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                               SEVERANCE AGREEMENT


         This Severance Agreement is dated as of March 3, 1999 and is between Merisel, Inc., a Delaware corporation, and James E. Illson ("Executive").

         The Company and Executive hereby agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         (a) "Base Salary" shall mean Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time and without giving effect to any reduction referenced by clause (d)(iii) below that is not part of an across-the-board reduction, exclusive of any bonus or incentive compensation, benefits (whether standard or special), automobile allowances, relocation or tax equalization payments, pension payments or reimbursements for professional services.

         (b) "Employment Agreement" shall mean that certain Employment Agreement dated as of August 19, 1996 between Executive and the Company.

         (c) The "Company" shall mean Merisel, Inc., a Delaware corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise.

         (d) A resignation by Executive shall be with "Good Reason" if (i) there has been a material reduction in Executive's job responsibilities from those that existed immediately prior to such reduction, it being understood that a mere change in title alone shall not constitute a material reduction in Executive's job responsibilities, (ii) without Executive's prior written approval, the Company requires Executive to be based anywhere other than the Executive's then current location, it being understood that required travel on the Company's business to an extent consistent with Executive's normal and customary business travel obligations does not constitute "Good Reason," or
(iii) there is a reduction in Executive's Base Salary, except that an across-the-board reduction in the salary level of all of the Company's executives in the same percentage amount as part of a general salary level reduction shall not constitute "Good Reason."

         (e) "Termination for Cause" shall mean if the Company terminates Executive's employment for any of the following reasons: Executive's misconduct (misconduct includes physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or harassment of another associate by Executive in violation of the Company' policies); excessive absenteeism; abuse of sick time; or Executive's conviction for or a plea of nolo contendere by Executive to a felony or any crime involving moral turpitude.

         2. At-Will Employee. The Company shall have no obligation to retain or continue Executive as an employee and Executive's employment status as an "at-will" employee of the Company is not affected by this Agreement.

         3. Termination. If Executive's employment by the Company terminates for any reason other than as a result of a Termination for Cause, death or permanent disability, or Executive's resignation without Good Reason, then: (A) the Company shall pay Executive as severance compensation (the "Severance Payment") an amount equal to one and one-half times Executive's Base Salary, which shall be paid to Executive bi-weekly in equal amounts over a period of 78 weeks ("Payment Period") in accordance with the Company's standard payroll practices, and (B) the Company shall reimburse Executive for the cost of Executive's COBRA payments (at the level of coverage, including dependent care coverage, as in effect immediately prior to such termination) under the Company's health insurance plans for an eighteen-month period following the date of such termination; provided, however, that (i) the amount payable under clause (A) above shall be reduced by any lump sum payment made to Executive under the Employment Agreement and (ii) Executive shall not be entitled to payments under clause (B) above to the extent they are made to Executive pursuant to the Employment Agreement. The payments to be made to Executive upon a termination contemplated by this paragraph 3 are in addition to the payments made to employees by the Company upon termination in the ordinary course, such as reimbursement for business expenses and vacation pay through the date of termination.

         4. Withholding. The Company shall deduct from all payments paid to Executive under this Agreement any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance or any other required taxes.

         5. Mitigation. Executive shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise.

         6. Executive's Obligations. (a) In exchange for the Company agreeing to provide the above-described benefits to Executive, Executive agrees that prior to receiving any severance compensation from the Company in respect of such termination, whether under this Agreement or otherwise, Executive will execute and deliver to the Company a Release and a Confidentiality Agreement, each in the form provided to Executive with this Agreement.

         (b) During the Payment Period, Executive will not, on behalf of any business enterprise other than the Company and its subsidiaries, solicit the employment of or hire any person that is or was employed by the Company or any of its subsidiaries at any time on or after March 3, 1999. If Executive breaches this provision, the Company will have no further obligation to pay any unpaid portion of the Severance Payment or amounts payable pursuant to paragraph 3 (B) above.

         7. Assumption Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.

         8. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the Company and Executive; provided that Executive shall not assign any of Executive's rights or duties under this Agreement without the express prior written consent of the Company. This Agreement together with the Employment Agreement sets forth the parties' entire agreement with regard to the subject matter hereof. Neither party has made any other agreements, representations, or warranties to the other with respect to the subject matter of this Agreement. This Agreement may be amended only by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

         9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, which shall be effective upon the execution hereof by all of the parties hereto. A complete set of counterparts shall be made available to each party hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first written above.

MERISEL, INC.


By: /s/Dwight A. Steffensen
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Its: CEO
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JAMES E. ILLSON

/s/James E. Illson
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